EXHIBIT 21

SUBSIDIARIES

Webster Bank, National Association ("Webster Bank") is a direct subsidiary of Webster Financial Corporation ("Webster"). Webster owns all of the common stock of Webster Statutory Trust I and Webster Wealth Advisors, Inc. (formerly Fleming, Perry & Cox, Inc.). Webster is the sole member of Webster Licensing, LLC.

Webster Bank has the following wholly-owned subsidiaries: Farrington Place Corporation, Webster Investment Services, Inc., Webster Mortgage Investment Corporation, MyWebster, Inc., Webster Community Development Corporation, Webster Capital Finance, Inc., Webster Business Credit Corporation, Webster Growth Capital Corporation, Webster Mortgage Company, Webster Public Finance Corporation (formerly Webster Massachusetts Security Corporation), and Webster Preferred Capital Corporation. Webster Bank has the following direct or indirect wholly-owned OREO subsidiaries: Springfield Dev, Inc., Springfield PP Dev, Inc., Hawthorn Woods, Inc., Ironwood Court, Inc., Juniper Way, Inc., E.D. (I) Magnolia, Inc., E.D. (I) Rosewood, Inc., FCB Properties, Inc., 470-474 Frontage Road, Inc., 575 Broad Street, Inc., Aspen Place, Inc., Birch Bark Properties, Inc., Catalpa Woods, Inc., North Queen Properties (I), Inc., North Queen Properties (II), Inc., and Theodore, LLC. Webster Bank is an indirect member of BBGC NMTC I, LLC.

WEBSTER SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	Names Under Which Subsidiary Does Business
Webster Bank, N.A.	United States	Same
Webster Statutory Trust I	Connecticut	Same
Webster Wealth Advisors, Inc.	Connecticut	Same
Webster Licensing, LLC	Delaware	Same